EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040
regions.doingmoretoday.com
Regions News on Twitter: @RegionsNews

John Turner Named President of Regions Bank and Regions Financial Corp.

BIRMINGHAM, Ala. - Dec. 13, 2017 - Regions Financial Corporation (NYSE:RF) announced today that John M. Turner Jr. has been named President of Regions Bank and Regions Financial Corporation, its bank holding company. Turner, 56, is a Senior Executive Vice President, a member of the bank’s Executive Council, and head of Regions’ Corporate Banking Group, which serves small businesses as well as middle market and corporate firms, and provides capital markets services and real estate banking. He is also responsible for corporate strategic planning and will remain head of the Corporate Banking Group. He joined Regions in 2011.

“John’s promotion is an example of Regions’ talent management process, which ensures that the company develops its executives to assume greater responsibility and provides continuity of management,” Hall said.

Grayson Hall, 60, was named President of Regions in 2009 and remains Chairman and Chief Executive Officer. Hall became Chief Executive Officer in 2010 and in 2013 was elected Chairman of the Board of Directors.

Biographical information
John Turner joined Regions in 2011 as the regional president of the South Region and led banking operations in Alabama, Mississippi, South Louisiana, and the Florida Panhandle. He was named head of Regions’ Corporate Bank in 2014.

Before joining Regions, Turner was named president of Whitney National Bank and Whitney Holding Corporation in 2008 and was elected to that bank and holding company boards of directors. Previously he was responsible for all geographic line banking functions across the bank, and was the company’s Eastern Region President. Turner joined Whitney in 1994 as its Alabama regional president after nine years at AmSouth Bank, where he held senior consumer, commercial and business positions.

Turner holds a bachelor’s degree in economics from the University of Georgia. He serves on the Public Affairs Research Council of Alabama, Business Council of Alabama, A Plus Education Foundation, and Infirmary Health System boards. He is a former chairman of the Mobile Area Chamber of Commerce, former chairman of the Mobile Area Education Foundation, a former chairman of the United Way of Southwest Alabama, and a graduate of Leadership Alabama. He is a former board member of Leadership Mobile.
###

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

2